Exhibit 99.1

August 7, 2013

GenMark Diagnostics Reports Second Quarter 2013 Results

Revenue grows by 44%, Installed Base increases by 45 analyzers, Gross Margin of 39%

CARLSBAD, Calif.—(BUSINESS WIRE)— GenMark Diagnostics, Inc. (Nasdaq:GNMK), a leading provider of automated, multiplex molecular diagnostic testing systems, today reported financial results for the second quarter ended June 30, 2013.

Revenues for the quarter ended June 30, 2013 were $5.2 million compared with $3.6 million during the second quarter of 2012. The 44% year-over-year increase in total revenue reflects an increase in the number of systems placed at customer sites, growth in test menus and an increase in the number of tests sold. Reagent revenues for the second quarter grew 33% year-over-year to $4.6 million from $3.5 million. Instrument and other revenues increased by 313% year-over-year to $583,000 from $141,000 due mainly to sales of instruments.

The Company placed a net 45 analyzers during the quarter, bringing the total installed base to 384, all in end-user laboratories within the U.S. market.

Gross profit for the quarter ended June 30, 2013 was $2.0 million, or 39% of revenue, compared with a gross profit of $1.4 million, or 40% of revenue for the same period in 2012.

Operating expenses increased $3.1 million to $10.1 million during the second quarter of 2013 compared with the second quarter of 2012. Selling, General and Administrative expenses increased $1.1 million year-over-year mainly due to increases in sales headcount and certain marketing commitments. Research and Development expenses increased $2.0 million due to an expansion of our R&D team and our continued commitment to develop our NexGen platform and its assay menu.

Loss per share was $0.25 for the second quarter of 2013, compared with a loss per share of $0.26 in the second quarter of 2012.

“Excluding our largest pharmacogenetics customer, we grew our reagents business by 128% and increased our annuity per analyzer by 41% compared with the second quarter of 2012. In addition, strong performance by our sales team saw our installed base of analyzers increase by 45 in the quarter,” stated GenMark’s President & CEO Hany Massarany. “Furthermore, our NexGen development efforts remain on schedule with assay integration expected to be completed in the third quarter of this year. Our initial menu will target infectious disease testing and includes RVP, Sepsis, Gastrointestinal Infection panel and HCV genotyping. These multiplex assays are being designed to deliver broad pathogen coverage with higher sensitivity, specificity, and overall clinical performance compared to culture and competitive molecular systems. We remain confident that we will bring to market the most competitively differentiated sample-to-answer system and we’re on track to complete its development in the second quarter of 2014,” added Massarany.

The Company ended the second quarter of 2013 with $36.5 million in cash and investments. The Company intends to continue utilizing its cash balances to invest in new product and menu development, mainly the development of its NexGen platform and related test menu, and for infrastructure improvements and general corporate purposes.

YEAR-TO-DATE 2013

Revenue for the first six months of 2013 was $16.3 million, compared to $5.8 million for the prior year period, an increase of 183%. Reagent revenue for the first six months of 2013 was $15.4 million, compared to $5.4 million for the prior year period, and instrument and other revenue for the first six months of 2013 was $878,000 compared to $381,000 for the prior year period.

Net loss for the first six months of 2013 was $12.2 million, or $0.38 loss per share, compared to net loss of $11.2 million, or $0.54 loss per share, for the prior year period.

INVESTOR CONFERENCE CALL

GenMark will hold a conference call to discuss second quarter 2013 results and the outlook for 2013 at 4:30PM EST today. The conference call and webcast can be accessed live through the Company’s website under the Investor Relations section and will be archived for future reference. To listen to the conference call, please dial (877) 312-5847 (US/Canada) or (253) 237-1154 (International) and use the conference ID number 17509226 approximately five minutes prior to the start time.

About GenMark Diagnostics

GenMark Diagnostics is a leading provider of automated, multiplex molecular diagnostic testing systems that detect and measure DNA and RNA targets to diagnose disease and optimize patient treatment. Utilizing GenMark’s proprietary eSensor® detection technology, GenMark’s eSensor® XT-8 system is designed to support a broad range of molecular diagnostic tests with a compact, easy-to-use workstation and self-contained, disposable test cartridges. GenMark currently markets four tests that are FDA cleared for IVD use: Cystic Fibrosis Genotyping Test, Respiratory Viral Panel, Thrombophilia Risk Test, and Warfarin Sensitivity Test. A number of other tests, including HCV Genotyping, 2C19 Genotyping, and 3A4/3A5 Genotyping are available for research use only. For more information, visit www.genmarkdx.com.

SAFE HARBOR STATEMENT

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our expected 2013 financial performance and the timely completion of our research and development projects, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, third-party payor reimbursement to our customers, the loss of a significant customer, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

GenMark Diagnostics, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands, except par value)

	As of	As of
	June 30, 2013	December 31, 2012
Current assets
Cash and cash equivalents	$18,836	$51,250
Investments	16,826	—
Restricted cash	843	1,343
Accounts receivable - net of allowance of $318 and $30	4,426	3,190
Inventories	3,425	1,993
Other current assets	772	226

Total current assets	45,128	58,002
Property and equipment, net	8,051	7,074
Intangible assets, net	2,590	1,832
Other long-term assets	1,104	1,108

Total assets	$56,873	$68,016

Current liabilities
Accounts payable	$2,063	$2,445
Accrued compensation	2,268	3,076
Current portion of loan payable	251	638
Other current liabilities	3,120	3,015

Total current liabilities	7,702	9,174
Long-term liabilities
Loan payable, net of current portion	54	63
Other noncurrent liabilities	2,281	2,329

Total liabilities	10,037	11,566

Stockholders’ equity
Common stock, $0.0001 par value; 100,000 authorized; 32,722 and 32,753 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	3	3
Preferred stock, $0.0001 par value; 5,000 authorized, none issued	—	—
Additional paid-in capital	250,039	247,449
Accumulated deficit	(202,761)	(190,566)
Accumulated other comprehensive loss	(445)	(436)

Total stockholders’ equity	46,836	56,450

Total liabilities and stockholders’ equity	$56,873	$68,016

GENMARK DIAGNOSTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue
Product revenue	$5,138	$3,562	$16,106	$5,682
License and other revenue	77	50	210	89

Total revenue	5,215	3,612	16,316	5,771
Cost of sales	3,201	2,165	8,235	3,853

Gross profit	2,014	1,447	8,081	1,918
Operating expenses
Sales and marketing	2,556	1,360	4,915	2,779
General and administrative	2,539	2,648	5,096	5,233
Research and development	5,006	3,020	10,388	4,969

Total operating expenses	10,101	7,028	20,399	12,981

Loss from operations	(8,087)	(5,581)	(12,318)	(11,063)

Other income (expense)
Interest income	136	6	211	43
Interest expense	(7)	(25)	(14)	(82)
Other income (expense)	(60)	10	(65)	(14)

Total other income (expense)	69	(9)	132	(53)

Loss before income taxes	(8,018)	(5,590)	(12,186)	(11,116)
Provision for income taxes	(1)	(10)	(8)	(41)

Net loss	$(8,019)	$(5,600)	$(12,194)	$(11,157)

Net loss per share, basic and diluted	$(0.25)	$(0.26)	$(0.38)	$(0.54)

Weighted average number of shares outstanding	31,891	21,163	31,920	20,623

Other comprehensive loss
Net loss	$(8,019)	$(5,600)	$(12,194)	$(11,157)
Net unrealized loss on available-for-sale investments	(5)	—	(9)	—

Comprehensive loss	$(8,024)	$(5,600)	$(12,203)	$(11,157)

GenMark Diagnostics, Inc.

Unaudited Condensed Consolidated Statements of Cash flows

(In thousands)

	Six Months Ended June 30,
	2013	2012
Operating activities:
Net loss	$(12,194)	$(11,157)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,036	576
Amortization of premiums on investments	63	—
Share-based compensation	1,657	1,033
Provision for bad debt	309	(18)
Non-cash inventory adjustments	546	(740)
Changes in operating assets and liabilities:
Accounts receivable	(1,545)	(170)
Inventories	(1,752)	1,139
Other current assets	(485)	108
Accounts payable	(310)	369
Accrued compensation	(155)	277
Other liabilities	(498)	(162)

Net cash used in operating activities	(13,328)	(8,745)

Investing activities
Restricted cash	500	—
Purchase of available-for-sale securities	(20,206)	—
Payments for intellectual property licenses	(345)	(739)
Purchases of property and equipment	(2,168)	(1,529)
Proceeds from sales of marketable securities	3,250	—
Maturity of short-term investment	—	5,000

Net cash (used in) provided by investing activities	(18,969)	2,732

Financing activities
Proceeds from issuance of common stock	—	48,300
Costs incurred in conjunction with public offering	—	(2,919)
Principal repayment of borrowings	(561)	(521)
Proceeds from borrowings	166	—
Proceeds from stock exercises	278	52

Net cash (used in) provided by financing activities	(117)	44,912

Net (decrease) increase in cash and cash equivalents	(32,414)	38,899
Cash and cash equivalents at beginning of period	51,250	25,320

Cash and cash equivalents at end of period	$18,836	$64,219

Non-cash investing and financing activities:
Property and equipment purchased with capital lease	$—	$109
Transfer of systems from property and equipment into inventory	$226	$110
Property and equipment costs incurred but not paid included in accounts payable	$520	$307
Intellectual property acquisition included in other noncurrent liabilities	$556	$—
Offering costs incurred but not paid included in other liabilities	$—	$303
Supplemental cash flow disclosures:
Cash paid for income taxes, net	$6	$4
Cash paid for interest	$14	$52

GenMark Diagnostics, Inc.

Hany Massarany

Chief Executive Officer

760-448-4358